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                                                                     Exhibit 5.2

                    [LETTERHEAD OF Morrison & Foerster LLP]


                                December 29, 2003

NetEase.com, Inc.
Suite 1901, Tower E3
The Towers, Oriental Plaza
Dong Cheng District
Beijing, People's Republic of China

           Re:  Form F-3 Registration Statement (Commission File No. 333-109628)

Ladies and Gentlemen:

         We have acted as special U.S. counsel to NetEase.com, Inc., a Cayman Islands corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") of the Company's Registration Statement on Form F-3 (the "Registration Statement") relating to the registration under the Securities Act of 1933, as amended, of the resale by the holders thereof of a total of $100,000,000 in principal amount of Zero Coupon Convertible Subordinated Notes due July 15, 2023 (the "Notes") and 207,684,320 of the Company's Ordinary Shares, par value $0.0001 per share (the "Conversion Shares"), issuable upon conversion of the Notes (the Conversion Shares together with the Notes, the "Securities"). The Notes were issued pursuant to an indenture agreement, dated as of July 14, 2003 (the "Indenture"), between the Company and The Bank of New York, as trustee. Unless otherwise defined herein, capitalized terms used herein and defined in the Indenture have their respective meanings set forth in the Indenture.

         As special U.S. counsel to the Company, we have examined such corporate records, documents and instruments of the Company and such questions of law as we have deemed necessary for the purpose of rendering the opinions set forth herein. We have also examined the Registration Statement as filed with the Commission in accordance with the provisions of the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder. In such examination, we have assumed (a) the authenticity of original documents and the genuineness of all signatures, (b) the conformity to the originals of all documents submitted to us as copies and (c) the truth,

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                            Morrison & Foerster LLP


NetEase.com, Inc.
December 29, 2003
Page Two


accuracy, and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

         In rendering the opinion set forth below, we have also assumed that (i) the global note representing the Notes was duly authenticated by the Trustee,
(ii) no provision of the Notes or the Indenture violates the public policy of the Cayman Islands, and no provision of the law of the State of New York applicable to the Notes and the Indenture violates the public policy of the Cayman Islands, (iii) each of the parties to the Notes and the Indenture is an entity duly organized and validly existing under the laws of its jurisdiction of organization and has the power and authority to execute, deliver and perform its obligations under the provisions of the Notes and the Indenture, (iv) the Notes and the Indenture have been duly authorized by all necessary corporate action by each of the parties thereto, (v) the Notes and the Indenture have been duly and validly executed and delivered by each of the parties thereto and (vi) the Indenture constitutes the legal, valid and binding obligation of each party thereto (other than the Company), enforceable against each such party in accordance with its terms.

         The opinion hereinafter expressed is subject to the following qualifications and exceptions:

         (i) the effect of bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to or affecting the rights of creditors generally, including, without limitation, laws relating to fraudulent transfers or conveyances, preferences and equitable subordination;

         (ii) limitations imposed by general principles of equity upon the availability of equitable remedies or the enforcement of provisions of the Notes and the Indenture, and the effect of judicial decisions that have held that certain provisions are unenforceable where their enforcement would violate the implied covenant of good faith and fair dealing, or would be commercially unreasonable, or where a default under a provision of the Notes or the Indenture is not material;

         (iii) the effect of judicial decisions which may permit the introduction of extrinsic evidence to supplement the terms of the Notes or the Indenture or to aid in the interpretation of the Notes or the Indenture;

         (iv) the enforceability of provisions imposing or which are construed as effectively imposing penalties or forfeitures; and

         (v) our opinion is based upon current statutes, rules, regulations, cases and official interpretive opinions, and it covers certain items that are not directly or definitively addressed by such authorities.

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                            Morrison & Foerster LLP


NetEase.com Inc.
December 29, 2003
Page Three


         Based upon and subject to the foregoing, we are of the opinion that the Notes are valid and binding obligations of the Company enforceable against the Company in accordance with their terms.

         We express no opinion as to matters governed by any laws other than the substantive laws of the State of New York as in effect on the date hereof.

         We hereby consent to the filing of this opinion with the Commission in connection with the filing of the Registration Statement. We also consent to the use of our name in the related prospectus under the headings "Certain United States Federal Income Tax Consequences" and "Legal Matters."

                                               Very truly yours,

                                               /s/ Morrison & Foerster LLP